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                                                                    Exhibit 99.1

                       [NEUBERGER BERMAN, INC LETTERHEAD]





FOR IMMEDIATE RELEASE

CONTACT:
Peter Sundman
Executive Vice President                        Scott Sunshine
Neuberger Berman                                TowersGroup
212-476-8924                                    212-354-5020

               NEUBERGER BERMAN COMPLETES THE ASSET ACQUISITION OF
                   INVESTMENT ADVISOR TO SMALL-CAP BLEND FUND

         Fasciano Fund Expands Neuberger Berman's Mutual Fund Offerings


NEW YORK, March 26, 2001...Neuberger Berman (NYSE: NEU) announced it completed the asset acquisition of Fasciano Company, the investment advisor to Chicago-based Fasciano Fund Inc., a small-capitalization blend mutual fund. The Fasciano Fund, which was launched by Michael Fasciano in 1987, had approximately $186 million in assets as of the closing.

The Fasciano Fund, which was reorganized into the Neuberger Berman Fasciano Fund, will fill the style box between Genesis, Neuberger Berman's small-cap value fund, and Millennium, its small-cap growth offering. Michael Fasciano will continue to manage the fund and will be based in Neuberger Berman's Chicago office.

Neuberger Berman Inc. through its subsidiaries is an investment advisory company with over $55 billion in assets under management, as of December 31, 2000. For more than 60 years, the firm has provided clients with a broad range of investment products, services and strategies, including private asset management, tax planning and personal and institutional trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its

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         NEUBERGER BERMAN COMPLETES ASSET ACQUISITION/PAGE 2

website, and this news release, can be accessed at WWW.NB.COM. The firm is headquartered in New York with offices in major cities throughout the United States.

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For more complete information on Neuberger Berman Fasciano, Genesis and
Millennium Funds, including management fees and expenses, obtain a free prospectus by calling Neuberger Berman Management Inc. at 1-800-877-9700. Please read it carefully before you invest or send money.

Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.